Exhibit 99.1

McDermott Names Stephen M. Johnson as President and Chief Operating Officer

HOUSTON--(BUSINESS WIRE)--April 1, 2009--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that Stephen M. Johnson has joined the Company as President and Chief Operating Officer. In this role, Johnson will hold primary responsibility for directing the day-to-day operations, implementation of the strategic objectives and the R&D/technological initiatives for the Company and its operating subsidiaries. Johnson will report directly to John A. Fees, McDermott’s Chief Executive Officer.

“I have known Steve for a number of years and we are pleased to welcome him to McDermott and the leadership team,” said John A. Fees, Chief Executive Officer of the Company. “Steve brings to the Company a strong engineering and construction background with substantial experience in the energy industries we serve, including oil & gas, fossil and nuclear power, and the U.S. Department of Energy. His addition to our executive ranks adds a hands-on operations executive and further expands our succession planning alternatives.”

Steve Johnson is an industry veteran, with 35 years of experience in roles of increasing responsibility in the engineering and construction industry. Most recently, Johnson served as Senior Executive Vice President and Member, Office of the Chairman at Washington Group International (“WGI”), prior to its sale to URS Corporation. In this role, Johnson was an integral member of the WGI-team responsible for that company’s overall strategic direction, operations and financial results. Prior to joining WGI in 2001, Steve Johnson spent 28 years with Fluor Corporation in both U.S. and international assignments, during a career that progressed from project assignments, sales and marketing, business unit management to corporate executive management.

“Throughout my career, McDermott has consistently been viewed as a formidable competitor, valuable partner and respected industry peer, so I am delighted to now join the Company in this capacity,” said Johnson commenting on his new role. “My objectives are to build upon the Company’s operational history of safe and ethical performance, superior execution, financial growth and development of outstanding talent.”

Mr. Johnson earned a Bachelor of Science degree in engineering from Texas A&M University in 1973, and is a licensed Professional Engineer in the state of Texas. He also completed executive education in management and finance at Duke University. Johnson serves on the Board of Directors for the Western Region of the Boy Scouts of America, and he formerly served on the Board of Directors of the National Association of Manufacturers and the Business Council for International Understanding.

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

CONTACT:
McDermott International, Inc.
Investor Relations & Corporate Communications
Jay Roueche or Robby Bellamy, 281-870-5011
www.mcdermott.com